Exhibit 99.1

AmCOMP Reports Second Quarter 2008 Financial Results

North Palm Beach, FL, August 7, 2008 - AmCOMP Incorporated (Nasdaq: AMCP) today announced results for the second quarter and six months ended June 30, 2008.

Financial Results for the Second Quarter of 2008

For the second quarter of 2008, net income was $2.1 million, or $0.13 per share, compared to net income of $5.5 million, or $0.35 per diluted share, for the second quarter of 2007.  Weighted average diluted shares outstanding were 15,409,000 for the quarter ended June 30, 2008, compared to 15,776,000 for the quarter ended June 30, 2007.

Total revenue decreased 11.2% to $53.4 million in the second quarter of 2008 versus $60.2 million in the prior year’s second quarter.  For the second quarter of 2008, direct premiums written decreased $10.7 million, or 21.6%, to $38.8 million compared to $49.5 million for the comparable period in 2007.  In Florida, the Company’s largest market, direct premiums written decreased $5.5 million in the second quarter compared to the corresponding 2007 quarter.  The decrease in Florida premiums is the result of an 18.4% rate decrease in 2008, a reduction in construction-related payrolls, while the number of in-force policies as of June 30, 2008 was relatively flat compared to June 30, 2007.  Net investment income was $5.1 million, an increase of 2.6%, for the same three-month period in 2008 compared to the same quarter in 2007.

During the second quarter of 2008, the Company recognized $6.7 million, net of reinsurance, in favorable loss development from prior years’ loss reserve estimates.  This is AmCOMP’s 13th year of favorable loss development for redundancies from prior period loss reserves.

AmCOMP’s President and Chief Executive Officer, Fred R. Lowe, commented:  “Consistent with the reports from most companies in our industry, our second quarter was challenging.  The previous year’s soft underwriting market stretched on with even more competitive pricing at levels where we cannot maintain underwriting profitability – our main goal.  A questionable economy continued to negatively impact most sectors, including construction, which was approximately 35% of our book of business in 2007.  Additionally, the overlay of our pending merger with its associated transition activities and related expenses, while necessary, was disruptive to our short-term normal course of business.

“We plan to stay the course and ride the soft cycle out, maintaining our underwriting discipline and opting for only profitable business while providing industry-leading customer service to our agents and policyholders.  These hallmarks of our business model have helped us produce better than our industry’s average loss ratios and adequate reserves for prior years’ losses.   Long-term this has been a winning formula for AmCOMP, and we are optimistic that it will continue to position us for success,” Mr. Lowe concluded.

The net combined ratio, including policyholder dividends for the quarter ended June 30, 2008, was 102.6% compared to 91.5% for the same period in 2007.  Loss and loss adjustment expenses ratios were 64.5% and 47.3% of net premiums earned in the three months ended June 30, 2008 and 2007, respectively.  Total expenses were 34.3% and 32.7% of net premiums earned in the three months ended June 30, 2008 and 2007, respectively.

Financial Results for the First Six Months of 2008

Net income for the six months ended June 30, 2008 was $6.5 million, or $0.43 per diluted share, compared to $9.5 million, or $0.61 per diluted share, in the first half of 2007.  Weighted average diluted shares outstanding were 15,405,000 as of June 30, 2008, compared to 15,777,000 as of June 30, 2007.

Six month revenue in 2008 was $110.9 million; a 10.8% decrease from revenue of $124.3 million for the first six months of 2007.  For the first six months of 2008, direct premiums written decreased 17.9% to $101.7 million compared to $123.8 million in the same period in 2007.  In Florida, direct premiums written decreased $15.8 million for the first six months of 2008 compared to the same period in 2007.

During the first six months of 2008, the Company recognized $13.5 million in favorable loss development from prior years’ loss reserve estimates.

The net combined ratio, including policyholder dividends, for the six months ended June 30, 2008, was 99.0% compared to 93.9% for the same period in 2007.  Loss and loss adjustment expenses were 58.4% and 53.3% of net premiums earned in the six months ended June 30, 2008 and 2007, respectively.  Total expenses for the first six months of 2008 were 36.4% of net premiums earned compared to 33.1% in the prior year period.   The increased expense ratio was largely due to a decrease in net earned premiums, a decrease in bad debt in the second quarter of 2007 resulting from a change in the method used to determine the allowance for doubtful accounts; and, in part, to documented out-of-pocket expenses in excess of $1.0 million related to the pending merger, consisting of legal, investment banking, other professional fees and filing fees, as well as un-quantified internal costs.

At June 30, 2008, the Company's investment portfolio totaled $434.1 million and had an overall credit rating of AA+. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the length of time and the extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, the Company’s ability and intent to hold the security until its expected recovery, and the underlying credit quality of any insured or uninsured bonds.

In early 2008, several bond insurers had their credit ratings downgraded or placed under review by the major nationally recognized credit rating agencies.  As the Company has traditionally not relied upon bond insurers for credit rating but instead bought bonds with underlying ratings that are considered investment grade, AmCOMP does not expect a material impact to its investment portfolio or financial position as a result of the problems currently facing bond insurers.  As of June 30, 2008, the Company held $85.1 million of municipal fixed maturity securities.  As the result of the downgrade of the bond insurers, AmCOMP’s municipal portfolio went from an average credit rating of AA+ to AA. Additionally, the Company had no subprime or auction rate securities exposure at June 30, 2008.

Book value per outstanding share as of June 30, 2008 was $10.71.  The annualized return on equity for the three months ended June 30, 2008 and 2007 was 5.1% and 15.2%, respectively.   The annualized return on equity for the six months ended June 30, 2008 and 2007 was 8.1% and 13.4%, respectively.

Conference Call

The Company will host a conference call on Friday, August 8, 2008, at 8:00 AM ET, featuring remarks by Fred Lowe, President and Chief Executive Officer; Debra Ruedisili, Executive Vice President and Chief Operating Officer; and Kumar Gursahaney, Senior Vice President, Chief Financial Officer and Treasurer. The conference call is available via webcast on the Company’s website and can be accessed by clicking on the following link: http://ir.amcomp.com/eventdetail.cfm?eventid=57796. The dial-in number for the conference call is 719-325-4772.  Please call at least five minutes before the scheduled start time.

There will be an audio replay of the call, which will be available starting at 11:00 AM ET through 11:59 PM ET August 11th and can be accessed by calling 719-457-0820 or 888-203-1112 and using the pass code 5376849. The conference call webcast will be available on the Company’s website for 60 days.

Update Regarding Previously Announced Definitive Agreement and Florida Office of Insurance Regulation

On January 10, 2008, AmCOMP announced that it signed a definitive agreement to be acquired by Employers Holdings, Inc. (“Employers®”) (NYSE: EIG), a provider of workers’ compensation insurance to small U.S. businesses.  Under the terms of the merger agreement,  Employers will acquire 100% of AmCOMP’s outstanding stock and its subsidiaries for approximately $194 million in cash, or $12.50 per share of common stock. The transaction is subject to regulatory approval by the Florida Office of Insurance Regulation, approval by AmCOMP stockholders and customary conditions of closing.

On May 23, 2008, AmCOMP announced that it received a Notice of Intent to Issue Order to Return Excess Profit (the “2008 Notice”)from the Florida Office of Insurance Regulation (FOIR).  The 2008 Notice indicates on a preliminary basis that FOIR proposes to make a finding, following its review of data submitted by AmCOMP on June 22, 2007, for accident years 2003, 2004 and 2005, that “Florida excessive profits” (as defined in Florida Statute Section 627.215) in the amount of approximately $11.7 million have been realized by AmCOMP and are required to be returned to policyholders.

AmCOMP believes, in part based on advice from legal counsel, that the formulation used by FOIR in computing Florida excessive profits is not the only one permitted by Florida law.  On May 22, 2008, AmCOMP amended its previously filed returns to include additional items deductible in calculating Florida excessive profits.  Both the original filing and the amended filing reflect that there were no Florida excessive profits for the applicable reporting periods.  FOIR is in the process of reviewing AmCOMP’s amended filing.  There can be no assurance that FOIR will accept AmCOMP’s position.

On May 27, 2008, AmCOMP postponed the special meeting of its stockholders scheduled for May 29, 2008 to vote on the proposed merger.  The special meeting was postponed in order to give AmCOMP additional time to address the issues raised by the 2008 Notice from FOIR.  AmCOMP will provide information on the new date for the special meeting of stockholders promptly after it has been scheduled.

On June 9, 2008, AmCOMP’s insurance subsidiaries, AmCOMP Assurance and AmCOMP Preferred, through counsel filed a Petition For Administrative Hearing Involving Disputed Issues of Fact (the “Petition”) with FOIR, challenging FOIR’s 2008 Notice.  In the Petition, AmCOMP has asked, among other things, that the Petition be referred to the Florida Division of Administrative Hearings for assignment of an administrative law judge in order to conduct a proceeding involving the matters set forth in the 2008 Notice, and that such administrative law judge recommend that FOIR withdraw or rescind its 2008 Notice or otherwise find that AmCOMP does not owe any excessive profits for accident years 2003, 2004 and 2005.  As the 2008 Notice was issued on a preliminary basis, AmCOMP will not be required to return the allegedly excessive profits unless required to do so upon the conclusion of the above proceedings.  There can be no assurance that the Division of Administrative Hearings will refer the Petition for assignment to an administrative law judge or that an administrative law judge will accept AmCOMP’s position.

On June 29, 2008, the Company made its annual filing related to Florida excessive profits with the Florida OIR for the accident years 2004, 2005 and 2006.  The basis of preparation of the Company’s filing was consistent with that of previous years’ filings and the Company’s interpretation of applicable law.  As explained above, the Florida OIR is using a different formulation than the Company in calculating the amount of excessive profits realized by the Company, and it may be expected to object to the Company’s basis of preparation.    As of June 30, 2008 and December 31, 2007, $0.5 million was accrued for Florida excessive profits.

Any person wishing to acquire control of AmCOMP or any substantial portion of its outstanding shares would first be required to obtain the approval of FOIR.  In connection with the proposed merger, Employers has filed a Form A with FOIR requesting the required approvals, which request is currently pending.  The original “deemer” date applicable to FOIR’s review of Employers’ application i.e., the date on which such filing would be deemed approved absent action to the contrary, was June 20, 2008, but has since been extended twice.  The current “deemer” date is the close of business on October 31, 2008.  AmCOMP does not believe that the Employers’ Form A will be approved, unless AmCOMP and FOIR reach agreement on the amounts, if any, of excessive profits realized by AmCOMP for some or all of the 2002-2006 accident years.

About AmCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers’ compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 17 core states and targeting small to mid-sized  in a variety of industries, AmCOMP distributes its products through independent agencies.

Forward-looking Statements

Statements made in this press release, including those about the Company’s financial condition and results of operations and about its future plans and objectives, which are not based on historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “believe,” “expect,” “plans,” “intend,” “project,” “estimate,” “may,” “should,” “will,” “continue,” “potential,” “forecast” and “anticipate” and similar expressions identify forward-looking statements. Any such statements involve known and unknown risks, uncertainties and other factors, including those set forth under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including AmCOMP’s Form 10-K for fiscal year ended December 31, 2007. Such factors may cause AmCOMP’s actual performance, condition and achievements to be materially different than any future performance, condition and achievement set forth in this press release. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Set forth in the tables below are summary results of operations for the three month and six month periods ended June 30, 2008 and 2007, as well as selected balance sheet data as of June 30, 2008 and December 31, 2007.  The following information is preliminary and unaudited and is subject to change until final results are publicly distributed.

Contact:

AmCOMP Incorporated, North Palm Beach

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

Gale Blackburn
Vice President, Investor Relations
561-840-7171 ext. 11586

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AmCOMP Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts and ratios)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Statement of Operations Data:
Revenue:
Net premiums earned	$48,409	$55,424	$100,658	$114,637
Net investment income	5,068	4,941	10,377	9,803
Net realized investment losses	(82)	(212)	(180)	(212)
Other income	20	18	35	48
Total revenue	53,415	60,171	110,890	124,276
Expenses:
Losses and loss adjustment expenses	31,206	26,188	58,762	61,106
Policy acquisition expenses	8,631	11,478	18,696	20,681
Underwriting and other expenses	7,991	6,672	17,925	17,365
Dividends to policyholders	1,855	6,357	4,224	8,598
Interest expense	648	901	1,455	1,855
Total expenses	50,331	51,596	101,062	109,605

Income before income taxes	3,084	8,575	9,828	14,671
Income tax expense	1,016	3,048	3,280	5,124
Net income	$2,068	$5,527	$6,548	$9,547

Operating Data:
Direct premiums written	$38,792	$49,479	$101,655	$123,835
Gross premiums written	39,459	50,902	103,158	126,481
Net premiums written	37,910	49,965	100,111	125,035
Per Share Data:
Earnings per share
Basic	$0.14	$0.35	$.43	$.61
Diluted	0.13	0.35	.43	.61
Weighted average common shares outstanding
Basic	15,294	15,769	15,293	15,764
Diluted	15,409	15,776	15,405	15,777
Selected Insurance Ratios:
Net loss ratio[1]	64.5%	47.3%	58.4%	53.3%
Net policy acquisition expense ratio[2]	17.8%	20.7%	18.6%	18.0%
Underwriting and other expense ratio[3]	16.5%	12.0%	17.8%	15.1%
Net combined ratio, excluding policyholder dividends[4]	98.8%	80.0%	94.8%	86.4%
Dividend ratio[5]	3.8%	11.5%	4.2%	7.5%
Net combined ratio, including policyholder dividends[6]	102.6%	91.5%	99.0%	93.9%

1 Losses and loss adjustment expenses divided by net premiums earned, after the effects of reinsurance
2 Net policy acquisition expenses divided by net premiums earned
3 Underwriting and other expenses divided by net premiums earned
4 Sum of ratios computed in footnotes 1, 2 and 3
5 Dividends to policyholders divided by net premiums earned
6 Sum of ratios computed in footnotes 1, 2, 3 and 5

AmCOMP Incorporated and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30,	December 31,
	2008	2007
Assets:
Cash and investments	$449,194	$454,199
Premiums receivable – net	84,421	88,486
Reinsurance recoverables	63,795	67,807
Deferred policy acquisition costs	19,309	19,116
Deferred income taxes – net	19,477	19,889
Other assets	19,257	19,666
Total assets	$655,453	$669,163

Liabilities and stockholders’ equity:
Unpaid losses and loss adjustment expenses	$311,541	$324,224
Unearned and advance premiums	101,042	102,672
Notes payable	35,571	36,464
Other liabilities	43,576	47,626
Total liabilities	$491,730	$510,986
Total stockholders’ equity	163,723	158,177
Total liabilities and stockholders’ equity	$655,453	$669,163